Exhibit 99.1

SUNEDISON SEMICONDUCTOR REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

St. Peters, Missouri, March 8, 2016 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter and Full 2015 Summary:

•	Successful completion of partial debt refinancing; lowering future interest expense, enhancing the capital structure flexibility and improving covenant coverage

•	Fourth quarter net sales down 3.9% sequentially, driven by lower small diameter volume and generally weaker pricing

•	Full year 2015 gross margin increased to 9.9% from 9.4% despite 7.5% lower net sales

•	Year-end cash and cash equivalents of $83.5 million; down $4.7 million year-over-year following significant investment in next generation products

Results Review
Net sales for the 2015 fourth quarter were $181.7 million, down 3.9% sequentially compared to $189.0 million in the prior quarter. The sequential decline was primarily a result of lower small diameter wafer volume and generally weaker prices.
Net sales for the full year 2015 were $777.5 million, down 7.5% from $840.1 million in the prior year. The year-over-year decline was primarily due to wafer price decreases, partly offset by volume increases.
Gross profit for the 2015 fourth quarter was $15.1 million, or 8.3% of net sales, compared to $21.3 million, or 11.3% of net sales in the prior quarter. Gross profit declined sequentially primarily due to lower prices and volume, only partially offset by manufacturing cost reductions. Third quarter 2015 gross profit included a $2.0 million non-cash pension settlement charge.
Gross profit for the full year 2015 was $77.1 million, down $1.9 million compared to $79.0 in million the prior year. Full year 2015 gross margin increased to 9.9% from 9.4% the prior year despite 7.5% lower net sales due to a combination of foreign exchange benefits, lower raw material cost, higher volume and manufacturing cost reductions.
“Despite tough market conditions in the second half of 2015, we executed well to grow our Adjusted EBITDA over 12% in 2015, and we continue to work towards our long-term EBITDA goals,” said Shaker Sadasivam, President and CEO. “We are also evaluating various strategic alternatives and will provide updates when appropriate.  I would like to take this opportunity to thank all of our employees for their significant efforts over the past year, and I look forward to another good year in 2016.”
Fourth quarter 2015 operating loss was $15.4 million, compared to an operating loss of $68.8 million in the 2015 third quarter. Fourth quarter operating loss included a $3.1 million restructuring charge related to the Company’s decisions to close its facility in Ipoh, Malaysia and to cease crystal production in its St. Peters, MO facility, and a $2.7 million asset impairment charge. Third quarter 2015 operating loss included non-cash charges of $56.7 million related to asset impairments from the Ipoh facility closure, $3.9 million in other restructuring activities and $4.8 million related to a non-cash pension settlement charge.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

Full year 2015 operating loss was $101.9 million, compared to an operating loss of $81.8 million in the prior year. Operating loss for the full year 2015 included impairment charges of $60.7 million and a restructuring charge of $6.8 million primarily related to the Ipoh closure. Full year 2014 operating loss included long-lived impairment charges of $59.4 million, primarily related to the sale of the Company’s facility in Merano, Italy. Full year 2014 operating loss also included restructuring reversals of $22.9 million primarily related to a favorable settlement of a polysilicon supply agreement, severance reversals related to the Merano facility and other net favorable revisions to estimated restructuring liabilities.
Fourth quarter 2015 operating cash flow was $21.8 million compared to $8.4 million in the prior quarter. The increase was primarily influenced by changes in working capital. Fourth quarter 2015 cash used in investing activities of $26.1 million included $23.5 million of capital spending. Full year 2015 capital spending was $106.3 million to further the advancement of the Company’s next generation products. The Company ended the year with cash and cash equivalents of $83.5 million, down $7.3 million compared to the prior quarter, and down only $4.7 million year-over-year.
On December 29, 2015, the Company amended its $210.0 million senior secured term facility and $50.0 million senior secured revolving facility. As a result, the Company recognized additional interest expense of $3.0 million during the 2015 fourth quarter. The terms of the refinancing included a lower interest rate, which the Company expects will reduce annual interest expense by approximately $1.0 million. In addition, the new loan facility enhances the Company’s capital structure flexibility, provides better currency matching and improves covenant coverage.
Fourth quarter 2015 Adjusted EBITDA was $23.7 million, down only $0.4 million compared to $24.1 million the prior quarter despite $7.3 million lower net sales. Adjusted EBITDA margin for the 2015 fourth quarter grew to 13.0%, from 12.8% the prior quarter. Third quarter and fourth quarter 2015 Adjusted EBITDA included foreign exchange losses of $1.7 million and $0.7 million, respectively, associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts, and excluded $4.8 million and $0.6 million, respectively, in non-cash pension settlement charges. Adjusted EBITDA is a non-GAAP financial measure. Attached is a reconciliation of Adjusted EBITDA to GAAP financial measures and a description of Adjusted EBITDA.
Full year 2015 Adjusted EBITDA was $103.6 million, or 13.3% of net sales, up from $92.3 million, or 11.0% of net sales the prior year. Full year 2015 Adjusted EBITDA included a foreign exchange gain of $7.2 million associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts and excluded $5.4 million in non-cash pension settlement charges. Full year 2014 Adjusted EBITDA included a $3.4 million foreign exchange gains associated with the re-measurement of intra-company balances and excluded a $3.1 million non-cash pension settlement charge. Please see the reconciliation of Adjusted EBITDA to GAAP financial measures in the attached financial tables.

Forward Looking Statements
Certain matters discussed in this news release are forward-looking statements, including that annual interest expense is expected to be approximately $1.0 million lower due to the partial debt refinancing. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include interest rate fluctuations and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, March 9, 2016, at 9:00 a.m. ET to discuss the Company’s fourth quarter and full year 2015 results. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.
A replay of the conference call will be available from 10:30 a.m. ET on March 9, 2016, until 11:59 p.m. ET on March 23, 2016. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 386914. A replay will also be available on the Company’s web site at www.sunedisonsemi.com.

About SunEdison Semiconductor

SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI." For more information about SunEdison Semiconductor, please visit www.sunedisonsemi.com.

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales to non-affiliates	$181.7	$189.0	$204.9	$776.7	$837.7
Net sales to affiliates	—	—	1.0	0.8	2.4
Cost of goods sold	166.6	167.7	182.4	700.4	761.1
Gross profit	15.1	21.3	23.5	77.1	79.0
Operating expenses (income):
Marketing and administration	18.3	21.1	21.1	81.3	84.8
Research and development	6.4	8.4	8.4	30.2	34.8
Restructuring charges (reversals)	3.1	3.9	(8.4)	6.8	(22.9)
Loss on sale / receipt of property, plant, and equipment	—	—	4.7	—	4.7
Long-lived asset impairment charges	2.7	56.7	1.4	60.7	59.4
Operating (loss) income	(15.4)	(68.8)	(3.7)	(101.9)	(81.8)
Non-operating expenses (income):
Interest expense	7.5	3.6	3.7	18.2	9.2
Interest income	(0.1)	(0.1)	(0.1)	(0.4)	(0.5)
Interest, net - affiliates	—	—	—	—	(0.1)
Other, net	(0.9)	0.3	(2.0)	(9.8)	(2.6)
Total non-operating expense	6.5	3.8	1.6	8.0	6.0
Loss before income tax expense	(21.9)	(72.6)	(5.3)	(109.9)	(87.8)
Income tax expense	9.9	7.8	4.9	26.1	2.6
Loss before equity in income (loss) of equity method investments	(31.8)	(80.4)	(10.2)	(136.0)	(90.4)
Equity in income (loss) of equity method investments, net of tax	0.7	(0.4)	(0.3)	(0.7)	(0.6)
Net loss	(31.1)	(80.8)	(10.5)	(136.7)	(91.0)
Net loss attributable to noncontrolling interests	—	—	—	—	0.8
Net loss attributable to SunEdison Semiconductor Limited shareholders	$(31.1)	$(80.8)	$(10.5)	$(136.7)	$(90.2)
Basic loss per share	$(0.74)	$(1.93)	$(0.25)	$(3.28)	$(2.17)
Diluted loss per share	$(0.74)	$(1.93)	$(0.25)	$(3.28)	$(2.17)
Weighted-average shares used in computing basic loss per share	42.0	41.9	41.5	41.7	41.5
Weighted-average shares used in computing diluted loss per share	42.0	41.9	41.5	41.7	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$83.5	$88.2
Accounts receivable, affiliate	—	4.3
Accounts receivable, net	85.8	98.6
Inventories	109.3	122.1
Deferred tax asset	—	27.3
Prepaid and other current assets	31.2	28.3
Total current assets	309.8	368.8
Property, plant, and equipment, net	530.8	598.8
Investments	121.9	130.6
Other assets	86.5	77.6
Total assets	$1,049.0	$1,175.8

Liabilities and Equity
Current liabilities:
Current portion, long-term debt	$6.7	$2.1
Short-term borrowings	6.6	—
Accounts payable, affiliate	—	9.4
Accounts payable	116.5	94.6
Deposit for investment distribution	35.0	—
Accrued liabilities	46.4	57.6
Accrued wages and salaries	21.1	23.6
Restructuring liabilities	9.1	14.0
Total current liabilities	241.4	201.3
Long-term debt, less current portion	191.9	196.6
Pension and post-employment liabilities	51.9	54.7
Restructuring liabilities	3.5	3.9
Other liabilities	22.2	27.8
Total liabilities	510.9	484.3

Shareholders' equity:
Ordinary shares	957.2	943.1
Accumulated deficit	(215.4)	(78.7)
Accumulated other comprehensive loss	(204.9)	(174.1)
Total SunEdison Semiconductor Limited shareholders' equity	536.9	690.3
Noncontrolling interests	1.2	1.2
Total shareholders' equity	538.1	691.5
Total liabilities and shareholders' equity	$1,049.0	$1,175.8

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net loss	$(31.1)	$(80.8)	$(10.5)	$(136.7)	$(91.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	29.6	24.4	28.6	111.5	116.0
Long lived asset impairment charges	2.7	56.7	1.4	60.7	59.4
Loss on sale / receipt of property, plant, and equipment	—	—	4.7	—	4.7
Stock-based compensation	4.1	4.1	4.0	15.2	11.3
Provision for deferred taxes (benefit)	4.7	1.1	5.3	9.8	(26.6)
Other	(2.9)	(1.2)	0.2	(3.6)	(2.3)
Changes in operating assets and liabilities:
Accounts receivable	14.6	17.9	5.1	22.9	(1.6)
Inventories	(6.7)	0.3	4.1	8.4	(3.4)
Accounts receivable, affiliate	—	—	3.8	(8.0)	(2.3)
Accounts payable, affiliate	—	—	(0.8)	12.4	(53.7)
Prepaid and other current assets	(0.1)	(1.9)	(0.8)	(3.4)	(6.4)
Accounts payable and accrued liabilities	5.0	(20.2)	(5.1)	(0.4)	7.3
Income taxes payable	(3.0)	3.0	(17.6)	0.4	(8.0)
Pension and post-employment liabilities	1.2	3.9	(0.5)	4.6	(4.7)
Restructuring liabilities	0.8	1.4	(13.0)	(4.1)	(34.9)
Other	2.9	(0.3)	—	(11.4)	(14.1)
Net cash provided by (used in) operating activities	21.8	8.4	8.9	78.3	(50.3)
Cash flows from investing activities:
Capital expenditures	(23.5)	(29.9)	(23.1)	(106.3)	(94.4)
Notes receivable from affiliates	—	—	—	—	3.0
Disbursements made for notes receivable	—	—	—	(9.1)	—
Proceeds from deposit for investment distribution	—	35.0		35.0	—
Other	(2.6)	—	1.6	(2.6)	(1.3)
Net cash (used in) provided by investing activities	(26.1)	5.1	(21.5)	(83.0)	(92.7)
Cash flows from financing activities:
Principal payments on long-term debt	(40.4)	(0.6)	(0.5)	(42.0)	(11.6)
Proceeds from long-term debt	38.5	—	—	38.5	210.0
Change in ordinary shares	(0.1)	(0.1)	—	(1.1)	—
Net principal payments on short-term borrowings	(0.1)	(0.6)	—	(0.7)	—
Proceeds from short-term borrowings	—	—	—	7.6	—
Deferred financing costs and original issuance discount	(0.4)	—	(0.2)	(0.4)	(12.1)
Net Parent investment	—	—	—	—	(179.4)
Proceeds from issuance of ordinary shares	—	—	—	—	186.3
Net cash (used in) provided by financing activities	(2.5)	(1.3)	(0.7)	1.9	193.2
Effect of exchange rate changes on cash and cash equivalents	(0.5)	—	(1.6)	(1.9)	(2.8)
Net (decrease) increase in cash and cash equivalents	(7.3)	12.2	(14.9)	(4.7)	47.4
Cash and cash equivalents at beginning of period	90.8	78.6	103.1	88.2	40.8
Cash and cash equivalents at end of period	$83.5	$90.8	$88.2	$83.5	$88.2

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net loss attributable to SunEdison Semiconductor Limited shareholders	$(31.1)	$(80.8)	$(10.5)	$(136.7)	$(90.2)
Interest, net	7.4	3.5	3.6	17.8	8.6
Income tax expense	9.9	7.8	4.9	26.1	2.6
Depreciation and amortization	27.3	23.7	28.0	107.2	114.8
Restructuring charges (reversals) and other non-recurring items (1)	3.5	3.9	(8.4)	7.2	(22.6)
Loss on sale of property, plant, and equipment	—	—	4.7	—	4.7
Long-lived asset impairment charges	2.7	56.7	1.4	60.7	59.4
Stock compensation expense	4.1	4.1	4.0	15.2	11.3
Pension settlement charge (2)	0.6	4.8	3.1	5.4	3.1
Equity in (income) loss of equity method investments	(0.7)	0.4	0.3	0.7	0.6
Adjusted EBITDA [*]	$23.7	$24.1	$31.1	$103.6	$92.3

(1)
For the three months and year ended December 31, 2015, we recognized approximately $0.4 million of securities transaction tax related to the disposition of approximately 21% investment interest in SMP, Ltd to our subsidiary. For the year ended December 31, 2014, we recognized approximately $0.3 million of securities transaction tax related to the acquisition of approximately 35% investment interest in SMP, Ltd. This is a non-recurring expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(2)
For the three month periods ended December 31, 2015, September 30, 2015, and December 31, 2014, we recognized approximately $0.6 million, $4.8 million, and $3.1 million, respectively, in interim lump-sum pension settlement charges related to our U.S. pension plan. Pension lump-sum settlement charges is a non-cash expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

[*]
Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define Adjusted EBITDA as earnings before net interest expense; income tax expense (benefit); depreciation and amortization; restructuring charges (reversals); non-recurring items; loss on sale of property, plant, and equipment; long-lived asset impairment charges; pension settlement charges; stock compensation expense; and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring charges (reversals), non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairments, and pension settlement charges which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.